Exhibit 3.2

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

ENERGY MANAGEMENT INTERNATIONAL, INC.

a Nevada corporation

The undersigned Chief Financial Officer of Energy Management International, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Nevada, DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation’s Articles of Incorporation, and pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock designated as Series B Convertible Preferred Stock, as follows:

FIRST: The Articles of Incorporation of the Corporation, as amended, authorize the issuance by the Corporation of 4,450,000,000 shares of common stock, par value of $0.001 per share (the “Common Stock”) and 50,000,000 shares of preferred stock, par value of $0.001 per share (the “Preferred Stock”), and, further, authorize the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated June 29, 2021 the Board of Directors designated 10,000,000 shares of the Preferred Stock as Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series B Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES B PREFERRED STOCK

1.                Designation for Series B Convertible Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series B Preferred Stock, par value $0.001 per share of the Corporation (the “Series B Preferred Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series B Preferred Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series B Convertible Preferred Stock (the “Certificate”). For purposes hereon, a holder of shares of Series B Preferred Stock shall be referred to as a “Series B Holder.”

1.1.             Designation of Amount. The number of authorized shares of the Series B Preferred Stock is ten million (10,000,000) shares, par value $0.001.

1.2.             Vote. Other than as set forth in Section 1.8 and subject to adjustment as set forth herein, each share of Series B Preferred Stock shall vote on an “as converted” basis on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote, and shall vote together with the Common Stock, or any class thereof, as applicable, on such matter for as long as the share of Series B Preferred Stock is issued and outstanding.

1.3.            Conversion. Each share of Series B Preferred Stock shall be convertible into ten (10) shares of Common Stock of the Corporation (the “Conversion Ratio”) at the election of the Series B Holder.

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1.3.1.       Any Common Stock delivered as a result of conversion pursuant to this section shall be validly issued, fully paid and non- assessable, free and clear of any preemptive right, liens, claims, rights or encumbrances other than those arising under the law or the Bylaws of the Corporation. Immediately following the settlement of conversion, the rights of the holders of converted Series B Preferred Stock shall cease and the persons entitled to receive shares of Common Stock upon the conversion of shares of Series B Preferred Stock shall be treated for all purposes as having become the owners of such shares of Common Stock. Concurrently with such conversion, the converted shares of Series B Preferred Stock shall cease to be outstanding and shall be canceled, and such shares of Series B Preferred Stock shall be restored to authorized but unissued shares of Series B Preferred Stock.

1.3.2.        If, after the date of issuance of the Series B Preferred Stock (the “Original Issue Date”), the Corporation (i) makes a distribution on its Common Stock in cash, securities (including Common Stock) or other property or assets, (ii) subdivides or splits its outstanding Common Stock into a greater number of Common Stock, (iii) combines or reclassifies its Common Stock into a smaller number of Common Stock or (iv) issues by reclassification of its Common Stock any securities (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving person), then the Conversion Ratio in effect at the time of the record date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series B Preferred Stock after such time shall entitle the holder to receive the aggregate number of Common Stock (or shares of any securities into which such shares of Common Stock would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such holder would have been entitled to receive if the Series B Preferred Stock had been converted into Common Stock immediately prior to such record date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Corporation is the surviving person, the Corporation shall provide effective provisions to ensure that the provisions in this Section relating to the Series B Preferred Stock shall not be abridged or amended and that the Series B Preferred Stock shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series B Preferred Stock had immediately prior to such transaction or event. An adjustment made pursuant to this Section 1.5.2 shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

1.3.3.        No fractional Common Stock shall be issued upon the conversion of any Series B Preferred Stock. All Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional stock. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Common Stock, the Corporation shall not issue a fractional Common Stock but shall round the fractional Common Stock to the nearest whole Common Stock (and a 0.5 of a share of Common Stock shall be rounded up to the next higher share of Common Stock).

1.4.             Dividends. Series B Holders shall fully participate, on an as-converted basis, in any dividends declared and paid or distributions on Common Stock as if the Series B Preferred Stock were converted into shares of Common Stock as of the record date for such dividend or distribution at the Conversion Ratio as such Conversion Ratio may be adjusted from time to time pursuant to the terms of Section 1.5.2 hereof. Series B Holders shall also be entitled to receive, when and as declared by the Board and declared by the Corporation, out of funds that are legally available therefor, such dividends as may be declared on each outstanding share of Series B Preferred Stock.

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1.5.             Liquidation.

1.5.1.        In the event of a liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the Series B Holders shall be entitled to receive, in respect of any shares of Series B Preferred Stock held by them, out of assets of the Corporation available for distribution to shareholders of the Corporation or their assignees, and subject to the rights of any outstanding shares of Senior Stock and before any amount shall be distributed to the holders of Junior Stock, a liquidating distribution (the “Liquidation Distribution”) in an amount equal to the amount such Series B Holder would have been entitled to receive had such holder converted its shares of Series B Preferred Stock into shares of Common Stock at the Conversion Ratio effective immediately prior to such Liquidation. “Junior Stock” means any class or series of Capital Stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Junior Stock”). “Senior Stock” means any class or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Senior Stock”). “Capital Stock” of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

1.5.2.        If, upon any Liquidation, the amount payable with respect to the Liquidation Distribution is not paid in full, the Series B Holders and any Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets in proportion to the respective liquidation distributions to which they are entitled. After the payment in cash or proceeds to the Series B Holders of the full amount of the Liquidation Distribution with respect to outstanding shares of Series B Preferred Stock, the Series B Holders shall have no right or claim, based on their ownership of shares of Series B Preferred Stock, to the remaining assets of the Corporation, if any. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in the good faith reasonable discretion of the Board or liquidating trustee, as the case may be. “Parity Stock” refers to any class or series of Capital Stock of the Corporation, the terms of which provide that such class or series ranks on a parity with the Series B Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Parity Stock”).

1.5.3.        In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, a merger or consolidation of the Corporation wherein the Corporation is not the surviving entity, or a sale of all or substantially all of the assets of the Corporation, the Series B Preferred Stock shall not be entitled to receive any distribution of any of the assets or surplus funds of the Corporation.

1.6.             Amendment. The Corporation may not, and shall not, amend this Certificate of Designations without the prior written consent of Series B Holders holding a majority of the Series B Preferred Stock then issued and outstanding, in which vote each share of Series B Preferred Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series B Holders.

2.                   Miscellaneous.

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2.1.             Legend. Any certificates representing the Series B Preferred Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFTCATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

2.2.             Lost or Mutilated Series B Preferred Stock Certificate. If the certificate for the Series B Preferred Stock held by the holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series B Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

2.3.             Interpretation. If the Series B Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

2.4.             Waiver. Any waiver by the Corporation or the Series B Holder of a breach of any provision of this Certificate shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate. The failure of the Corporation or the Series B Holder to insist upon strict adherence to any term of this Certificate on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate. Any waiver must be in writing.

2.5.             Severability. If any provision of this Certificate is invalid, illegal or unenforceable, the balance of this Certificate shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

IN WITNESS WHEREOF, Energy Management International, Inc. has caused this Certificate to be signed by a duly authorized officer on this 29th day of June, 2021.

Energy Management International, Inc.

/s/ Sally Kin Yi LO

Name:  Sally Kin Yi LO

Title:    Chief Executive Officer

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